UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

______________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  November 9, 2011

China Natural Gas, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-34373	98-0231607
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19th Floor, Building B, Van Metropolis 35 Tang Yan Road, Hi-Tech Zone Xian, Shaanxi Province, China 710065
(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (86) 29-8832-3325

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On November 9, 2011, China Natural Gas, Inc. (the “Company”) received a letter from The NASDAQ Stock Market LLC (“Nasdaq”) in which the Nasdaq Staff stated that it has determined to exercise its discretionary authority under Listing Rule 5101 and delist the Company’s securities.  A summary of the reasons are set forth below:

1.
Loans totaling $14.3 million extended by the Company to relatives and affiliates of Mr. Qinan Ji (“Mr. Ji”), the Company’s former Chief Executive Officer, current Chairman and largest shareholder for no business purpose, which benefitted Mr. Ji’s relatives and affiliates;

2.
Management’s failure to disclose the true nature of the Loans to the Board, Audit Committee, a Special Committee of the Board established to investigate the Loans, and the Company’s outside audit firm;

3.	the Company’s failure to properly and publicly disclose the related party nature of the Loans in periodic filings with the U.S. Securities and Exchange Commission; and

4.	the lack of adequate internal controls related to the Company’s disclosure and financial reporting.

In addition, the Staff stated an additional basis to delist for failure to comply with Listing Rule 5630, which requires the Company’s Audit Committee or other independent body of the Board to review all related party transactions.

Accordingly, unless the Company requests an appeal of Nasdaq’s determination to delist by November 16, 2011, trading of the Company’s shares of common stock will be suspended at the opening of business on November 18, 2011, and a Form 25NSE will be filed with the Securities and Exchange Commission, which will result in the Company’s securities being removed from listing and registration on Nasdaq.

On November 14, 2011, the submitted its request  to appeal the Nasdaq Staff’s determination to the  Hearings Panel.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 15, 2011	China Natural Gas, Inc.

	By:	/s/ Bode Xu
Name: Bode Xu
Title: Chief Financial Officer